Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of MVB Financial Corp.

We consent to the incorporation by reference in the registration statements (Nos. 333‑189512, 333‑186910, 333‑145716, and 333‑225392) on Forms S‑8 and (Nos. 333‑180317, 333‑208949, 333‑228688 and 333‑215140) on Forms S‑3 of MVB Financial Corp. and Subsidiaries of our reports dated March 9, 2021, with respect to the consolidated financial statements of MVB Financial Corp. and Subsidiaries and the effectiveness of internal control over financial reporting, which reports appear in MVB Financial Corp. and Subsidiaries’ 2020 Annual Report on Form 10‑K.

Sincerely,

/s/ Dixon Hughes Goodman LLP

Tampa, Florida
March 9, 2021